PURCHASE AND SALE AGREEMENT
     1.   IDENTIFICATION OF PARTIES
          THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of September 26, 1996, by and between LA SALLE STREET FUND INCORPORATED OF DELAWARE, a Delaware corporation ("Seller"), and MACERICH VALLEY VIEW LIMITED PARTNERSHIP, a California limited partnership ("Purchaser").
     2.   DESCRIPTION OF THE PROPERTY
          In consideration of the mutual undertakings of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller all of Seller's right, title and interest in and to the following:
          (a) That certain real property located in the City of Dallas, County of Dallas, State of Texas, commonly known as Valley View Shopping Center and more particularly described on Exhibit A attached hereto ("Land"), together with all buildings and improvements located thereon (collectively, "Improvements");
          (b) All of Seller's interest as lessor in all leases, subleases and other occupancy agreements covering the Land and Improvements (said agreements, together with any and all amendments, modifications, supplements or extensions thereto, are hereinafter referred to collectively as the "Leases") and identified in the Rent Roll (hereinafter defined));
          (c)  All of Seller's interest in all rights,
privileges, easements and appurtenances to the Land and the Improvements including, without limitation, all of Seller's interest in and to oil, gas and other minerals and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements, and all such rights, privileges, easements and appurtenances (including, without limitation, Seller's interest as lessor under the Leases) are sometimes collectively hereinafter referred to as the "Real Property"). Title to a portion of the Real Property comprising approximately 2.14 acres is held in the name of La Salle Street Fund Incorporated, a Maryland corporation("Guarantor"). Prior to the Closing Date, Seller shall cause such portion of the Real Property to be transferred and conveyed to Seller;
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          (d)  All personal property, equipment, supplies and
fixtures (collectively, "Personal Property") owned by Seller located on the Real Property and used or useful in the operation of the Real Property, including, without limitation, the personal property identified on Exhibit O attached hereto;

          (e) All of Seller's right, title and interest in and to any and all reciprocal easement agreements, supplemental or separate agreements with an Anchor (hereinafter defined) development agreements, and the like of or pertaining to the Property, all as more particularly described on Exhibit M as attached hereto (each an "Operating Agreement" and collectively, the "Operating Agreements"); and

          (f) All trademarks, trade names (including, without limitation, the right to use the name Valley View Shopping Center), contract rights, guarantees, licenses, approvals, certificates, permits and warranties used or useful in connection with the foregoing and all telephone numbers for the Property (collectively, the "Intangible Personal Property"). (The Real Property, the Personal Property and the Intangible Personal Property are sometimes collectively hereinafter referred to as the "Property").
     3.   PURCHASE PRICE
          The purchase price of the Property ("Purchase Price") shall be the sum of Eighty Five Million, Five Hundred Thousand Dollars ($85,500,000) and shall be paid by Purchaser by wire transfer to Seller on the Closing Date (hereinafter defined), net of all prorations as provided herein.

     4.   TITLE
          (a) Purchaser shall, promptly after the date hereof, order from Commonwealth Land Title Insurance Company, a Pennsylvania corporation ("Title Company") a commitment for an owner's policy of title insurance on the Property ("Title Commitment"), together with copies of all documents relating to the title exceptions referred to in such Title Commitment (collectively, "Underlying Documents").

          (b) Seller shall, promptly after the date hereof, cause to be prepared and delivered to Purchaser and to the Title Company an ALTA survey ("Survey")prepared by a surveyor reasonably acceptable to Purchaser ("Surveyor"). The Survey
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shall (i) show all easements and similar matters disclosed in the Title Commitment, (ii) include the form of certification set forth on Exhibit T attached hereto ("Approved Certification"),
(iii) show all matters described on the Approved Certification, and (iv) show the location, number and size (i.e., standard or compact) of all parking spaces on the Property. The Survey shall be certified as true and correct by the Surveyor for the benefit of Purchaser and the Title Company.

          On or before the date ("Title Approval Date") which is twenty (20) days after Purchaser's receipt of all of the Survey (in the form required pursuant to Section 4(b) hereof), the Title Commitment and all Underlying Documents, Purchaser shall notify Seller, in writing, of any disapproved title exceptions or survey matters (each a "Disapproved Matter" and collectively the "Disapproved Matters"). All other title exceptions set forth in the Title Commitment, all other matters shown by the Survey and all other Liens (hereinafter defined) created by Purchaser shall constitute "Permitted Encumbrances".
Purchaser's failure to disapprove in writing any title or survey exception set forth in the Title Commitment on or before the Title Approval Date shall be deemed an approval of the subject title or survey exception as to which Purchaser failed to so timely disapprove. Purchaser and Seller agree that any mortgage, deed of trust or other similar monetary encumbrance affecting the Property shall be a Disapproved Matter, and Seller hereby agrees that any such mortgage, deed of trust or other monetary encumbrance shall be removed (or, in the case of mechanic's or materialmen's liens, bonded against in a manner satisfactory to Purchaser and the Title Company), at Seller's sole cost and expense, prior to or concurrently with the Closing. In addition, Seller shall be obligated to remove or cure,prior to Closing, any title or survey matters affecting the Property which are caused or created by Seller after the date hereof, unless otherwise permitted under the terms of this Agreement or approved by Purchaser, in writing, in its sole and absolute discretion. As a condition to the Closing, Seller shall use its reasonable efforts to remove, or cause to be removed, all Disapproved Matters or, in the alternative, obtain title insurance in form and substance satisfactory to Purchaser insuring against the effect of such Disapproved Matter (and any

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Disapproved Matter which is so insured against also shall be deemed to be a "Permitted Encumbrance"). No less than ten (10) days after receiving Purchaser's list of the Disapproved Matters, Seller shall notify Purchaser in writing of any Disapproved Matters which Seller is unable to cause to be removed or satisfactorily insured against and Purchaser shall then, within ten (10) days of receipt of such notice, elect, by giving written notice to Seller and Escrow Holder (hereinafter defined) (i) to terminate this Agreement, or (ii) to waive its disapproval of such exceptions or survey matters (such exceptions or survey matters shall then be deemed to be "Permitted Encumbrances"). Purchaser's failure to give such written notice shall be deemed an election to waive its disapproval of such exceptions or survey matters. In the event Purchaser elects to terminate this Agreement pursuant to this
Section 4, then the provisions of Section 16(c) hereof shall apply.

     5.   SELLER'S DELIVERIES

          Seller shall, within five (5) days of the date hereof, deliver to Purchaser, or make available at the Property, all of the following documents:

          (a) A statement of insurance coverages and premiums by policy type and copies of insurance policies for the fire, extended coverage on the Improvements and primary liability insurance maintained by or for the benefit of Seller (collectively, "Existing Insurance Policies"); provided that, to the extent coverage is provided by Seller's blanket policies, Seller need not deliver such Existing Insurance Policies but shall instead deliver to Purchaser certificates of such insurance.

          (b) A copy of all income and expense statements, year end financial and monthly operating statements for the Property (collectively, "Operating Statements") and sales volume reports for 1994 and 1995 and, to the extent available, the current year; and copies of operating budgets for the current year.

          (c) A copy of "as built" plans and specifications of the Improvements and any other plans and specifications relating to the Property in Seller's possession or control.

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          (d)  Copies of any inspection, soils, engineering,
physical, environmental or architectural notices, studies, reports or plans in Seller's possession or control which relate to the physical condition or operation of the Property or recommended improvements thereto.

          (e) A copy of the bill or bills issued and received by Seller for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes and a copy of any and all notices in Seller's possession pertaining to real estate taxes or assessments applicable to the Property (collectively, "Tax Bills"). Seller shall promptly deliver to Purchaser a copy of any such bills or notices received by Seller from the date hereof until: (i) if the Closing occurs, June 30, 1997, or (ii) if no Closing occurs, until the termination of this Agreement in accordance with its terms.
          (f) Copies of all outstanding operating, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, elevator, scavenger and landscaping agreements), equipment rental agreements (including but not limited to equipment leases and conditional sales agreements), all contracts for repair or capital replacement to be performed at the Property, and any other contracts relating to or affecting the Property and binding on, or affecting, the owner of the Property (other than Leases) (collectively, "Contracts").
          (g) A copy of all Leases and any other agreements which are in effect with the Tenants (hereinafter defined) of the Property, and any guarantees thereof, all as amended, together with current financial statements and sales reports concerning each Tenant (to the extent in Seller's possession or control), Seller's current lease plan for the Property, Seller's standard form of lease for the Property, current leasing status reports (including a vacant space inventory) and existing lease proposals, which leasing status reports and lease proposals Seller hereby agrees to update periodically for Purchaser up to the date of Closing.




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          (h)  Copies of all governmental certificate(s) of
occupancy, licenses, permits, authorizations, approvals and other entitlements obtained by Seller and in Seller's possession or control with respect to the Property, or any portion thereof, occupancy thereof or any present or proposed use thereof, including, without limitation, elevator permits, liquor licenses, if any, and such other permits as are necessary for the present operation of the Property with full use of all Improvements located thereon, and any entitlements in Seller's possession or control with respect to any contemplated expansion of the Property (collectively, "Governmental Approvals").

          (i) A copy of all guarantees, warranties and other documents or instruments relating to the Property in Seller's possession or control.

          (j) Copies of all pending litigation documents relating to the Property in Seller's possession or control
(except for those matters being handled or defended directly by Seller's insurance carrier).

          (k) A copy of all documents constituting the Operating Agreements (including, without limitation, any amendments, modifications, supplements or extensions thereto).

          (l) Current financial statements for Guarantor and operating statements for the Property. Such financial and operating statements: (A) will be held in strict confidence, and (B) will not be disclosed to any third party without Seller's prior written consent. Notwithstanding the immediately preceding sentence: (1) Purchaser may distribute such financial and operating statements (or disclose information contained therein) to its affiliates, partners, investors, directors, officers, employees, agents, attorneys, consultants, or lenders, on the condition that such persons maintain the confidentiality of such financial and operating statements, and (2) such financial and operating statements shall not be considered confidential if such financial statements are or become generally available to the public other than through a violation of this Section.
          (m) Copies of current utility bills for the Property to the extent in Seller's possession or control.

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          (n)  A description of all work being done by Seller in
any Tenant space(s) and a list of all Contracts (together with copies thereof) and amounts payable in connection with such work.
          (o) Copies of all reports and other documents scheduled on Exhibit B-3 (collectively, "Seller Reports").
          (p) Any other documents and information reasonably requested by Purchaser which Seller can obtain with good faith efforts.
          At any reasonable time prior to the Closing and with two (2) days prior notification to Seller, Purchaser, its employees, agents and consultants shall be entitled: (i) to audit, examine and copy any and all books and records maintained by Seller or its agents relating to receipts and expenditures pertaining to the Property for 1994, 1995 and 1996; (ii) to interview the Tenants; and (iii) to interview employees of Seller employed at the Property and the manager of the Property and its employees employed at the Property. Seller shall cause any such manager to cooperate with Purchaser and its agents, representatives and consultants in conducting its due diligence review. Seller shall cooperate with any auditors and other personnel designated by Purchaser to conduct such review and shall make such books and records available to the auditors and such other personnel. Seller may, if it so elects, have a representative of Seller accompany Purchaser (or Purchaser's employees, agents or consultants, as applicable) during any of Purchaser's inspections and interviews under clauses (i), (ii) and (iii) immediately above. Purchaser shall also have the right to conduct physical and structural inspections of the Property, including environmental inspections, subject to the terms and provisions of that certain License and Indemnity Agreement ("License Agreement") dated August 13, 1996 between
The Macerich Partnership, L.P. and La Salle Street Fund Incorporated, a copy of which is attached hereto as Exhibit X.
     6.   CONDITIONS PRECEDENT TO CLOSING
     (a) The following shall each be conditions precedent to Purchaser's obligation to consummate the transaction contemplated herein (collectively, "Purchaser's Conditions Precedent") but failure of any of Purchaser's Conditions Precedent through no fault of Seller shall not constitute a default by Seller hereunder:

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                    (i)  Purchaser shall have approved, in its
     sole and absolute discretion, or been deemed to approve in accordance with the terms hereof, on or before the Title Approval Date, the Title Commitment, the Underlying Documents and the Survey pursuant to Section 4 hereof.
               (ii) Purchaser shall have approved, in its sole and absolute discretion, or been deemed to approve in accordance with the terms hereof, on or before September 30, 1996 ("Due Diligence Termination Date") the following (collectively, "Due Diligence Matters"): (A) the results of all soils, environmental, engineering and other physical due diligence tests and inspections of the Property and surrounding areas by firms selected by Purchaser to perform the same, and (B) the results of its review of the Leases, Contracts, Operating Agreements and all the agreements, books, records and the like delivered to Purchaser or made available to it hereunder, which review may include, without limitation, Purchaser having (1) determined that the creditworthiness of the Tenants is within the financial risk parameters Purchaser is willing to accept, (2) verified that it is willing to accept and be bound by the Operating Agreements, the Leases (including, but not limited to, minimum rentals to be paid, percentage rents, parking charges, common area maintenance charges, operating expense escalations, CPI increases, real estate tax escalations, Tenant allowances, termination and expansion rights and renewal options), (3) verified that the Property has sufficient parking to meet the requirements of the Operating Agreements and Leases and all applicable codes and other requirements of governmental authorities, and
     (4) verified the accuracy of the vacant space inventory which shall be delivered to Purchaser by Seller. Purchaser's failure to disapprove in writing any of the Due Diligence Matters on or before the Due Diligence Termination Date shall be deemed an approval of the Due Diligence Matters. Purchaser shall have the one-time right (in its sole discretion) to extend, by written notice delivered to Seller on or before the Due Diligence Termination Date, the Due Diligence Termination Date for up to an additional ten (10) days for the sole purpose of completing all of its tests, inspections and reviews under this Section 6(a)(ii).

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               (iii)     Purchaser shall have received and
     approved, in its sole and absolute discretion, at least five (5) days prior to the Closing (hereinafter defined):

                    (1)  Executed estoppel certificates, dated
     not earlier than September 15, 1996, substantially in the form of Exhibit G-1 and containing fill-in information consistent with the Rent Roll (hereinafter defined) or otherwise containing fill-in information approved by Purchaser in its sole discretion ("Tenant Estoppel
         Estoppel Certificate(s)"), from (i) all Tenants
     under Leases of the Property, and (ii) J.C. Penney Company, Inc. ("Penney") as to that certain Lease Agreement dated as of April 18, 1996 by and between Seller and Penney ("Penney Lease"). Notwithstanding the foregoing, an estoppel certificate dated not earlier than September 15, 1996, and containing fill-in information consistent with the Rent Roll or otherwise containing fill-in information approved by Purchaser in its sole discretion, will be deemed an approved Tenant Estoppel Certificate hereunder even if (x) a Tenant deletes paragraphs 14 and/or 16 of Exhibit G-1,
     (y) a Tenant Lease allows a Tenant to furnish an estoppel certificate in the form of Exhibit G-2 ("Lease Estoppel Certificate"), and such Tenant furnishes an estoppel certificate in such form, or
     (z) a Tenant discloses a bankruptcy disclosed by Seller on Exhibit P-2 attached hereto. Seller shall use reasonable efforts to obtain all such estoppel certificates and shall use reasonable efforts to cause such estoppel certificates to be in the form of Exhibit G-1 (without modification).
     In the event the condition contained in clause (i) above is not met notwithstanding Seller's reasonable efforts, the condition in clause (i) shall be deemed satisfied if Tenant Estoppel Certificates are received from all Tenants under Leases covering in excess of 7,500 square feet and from Tenants under Leases covering, in the aggregate, at least ninety percent (90%) of the remaining occupied, gross leasable area of the Property (collectively, "Tenant Estoppel Threshold"). If the Tenant Estoppel Threshold is not met, Purchaser shall have the right, in its sole and absolute discretion, to allow Seller to provide, and Seller
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     covenants and agrees to provide to Purchaser, at Closing a certification in the form of Exhibit G-3, containing fill-in information consistent with the Rent Roll or otherwise containing fill-in information approved by Purchaser in its sole discretion ("Seller's Estoppel Certificate"), with respect to those of the Tenants failing to deliver an estoppel certificate as required hereunder whom Purchaser shall specify (but excluding any Tenants who deliver executed, but modified Tenant Estoppel Certificates); provided that Seller shall only be required to deliver that number of Seller's Estoppel Certificates as shall be required to enable Purchaser to receive approved Tenant Estoppel Certificates satisfying the Tenant Estoppel Threshold. Seller also covenants and agrees to provide at Closing, with respect to all Tenants who failed to provide a Tenant Estoppel Certificate containing the statement set forth in paragraph 12 of Exhibit G-1, a Seller's estoppel certificate containing the statement in such paragraph with respect to all such Tenants, but only in instances where such statement is deleted by the particular Tenant (and not where such statement is disputed, contradicted or modified by such Tenant.) Any Tenant Estoppel Certificate received by Purchaser after the Closing shall enable Seller to remove its certification with respect to the Tenant for which the Tenant Estoppel Certificate is received to the extent that such Tenant Estoppel Certificate confirms the information set forth in Seller's certification. Seller shall have the one-time right (in its sole discretion) to extend, by written notice delivered to Purchaser at least three (3) days prior to the Closing Date, the Closing Date for up to thirty (30) days for the sole purpose of obtaining sufficient Tenant Estoppel Certificates so as to enable it to meet the Tenant Estoppel Threshold;

                    (2)  Executed estoppel certificates, dated
     not earlier than September 15, 1996, substantially in the form of Exhibit G-4, from each of Dillard Texas Operating Limited Partnership ("Dillard"), The May Department Stores Company ("Foleys") and Sears, Roebuck and Company (each an "Anchor", and collectively, the "Anchors") and all other persons or entities which are parties to the Operating Agreements (or any of them) with respect to each of the
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     Operating Agreements to which such persons and/or entities are a party; and

               (iv) On or before the Title Approval Date,
     Purchaser shall have confirmed to its satisfaction (or been deemed to confirm in accordance with the terms hereof) that:
               (1)  The Title Company shall be committed to
issue a T-1 (Texas Owner's) policy of title insurance insuring Purchaser's fee simple interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchae Price, together with direct access reinsurance agreements and subject only to the Permitted Encumbrances, and shall contain:
(i) a survey deletion endorsement, and (ii) such other endorsements as Purchaser shall reasonably request and as are available in the State of Texas (collectively, "Title Policy"), and

                    (2)  The Surveyor shall be committed to
     issue to Purchaser the Survey approved by Purchaser pursuant to Section 4.

               (v) On the Closing Date (and unless waived by Purchaser in its sole and absolute discretion), Tenants occupying, in the aggregate, 80% of the gross leasable area of the Property and all Anchors shall be in occupancy of their respective premises and in substantial compliance with the terms of their respective Leases and Operating Agreements.

               (vi) On or before the Closing Date, Penney shall have opened the Penney Store for business in not less than 233,000 square feet of Floor Area (as that term is defined in the Penney Lease) and shall be operating (as of the Closing Date) in at least 233,000 square feet of Floor Area under the trade name of "Penney" (or "JCPenney"). In the event this Purchaser's Condition Precedent is not satisfied by the Closing Date, (A) Seller shall have the one-time right (in its sole discretion) to extend the Closing Date, by written notice delivered to Purchaser at least three (3) days prior to the Closing Date, for up to thirty (30) days to allow for satisfaction of this Purchaser's Condition Precedent, and (B) Purchaser shall have the right (in its
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     sole discretion) to extend the Closing Date one or more
     times to such later date(s) as Purchaser shall specify to allow for satisfaction of this Purchaser's Condition Precedent, but such extensions shall in no event result in a Closing Date later than the first to occur of (1) December 31, 1996, or (2) five (5) days after the date the Purchaser's Condition Precedent in this Section 6(a)(vi) is satisfied.

               (vii)     Seller shall have executed and
     delivered to Purchaser a Certificate updating the representations and warranties of Seller through Closing, and certifying that Seller has complied in all material respects with its obligations under this Agreement, which Certificate Seller covenants to deliver, except that if Seller cannot make any of its representations and warranties as of Closing through no fault of its own, Purchaser's sole remedy will be to terminate this Agreement or waive the condition that such representation or warranty be remade as of Closing.

          (viii)    Seller shall have completed all work, if
     any, being done in any Tenant space(s) by Seller and shall have provided Purchaser with evidence satisfactory to
     Purchaser that all amounts payable in connection with such have been fully paid and with unconditional lien releases
     from all mechanics, materialmen and suppliers performing
     work or providing supplies or materials in connection with such work. If all of such work has not been completed by
     the Closing Date and/or such work has not been paid for,
     and Purchaser waives such condition(s) in writing,
     Purchaser shall receive a credit against the Purchase Price for the estimated cost of any such work which is not so completed or for any amounts not so paid by the Closing
     Date.
               (ix) Seller shall have performed all of its
     obligations under this Agreement in all material respects, and is ready, willing and able to close.
               (x)  Price Waterhouse shall have completed the
     SEC Financial Statements (hereinafter defined).
          (b)  The following shall each be condition precedents
     to Seller's obligation to consummate the transaction contemplated herein (collectively, "Seller's Conditions
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     Precedent") but failure of any of Seller's Conditions Precedent through no fault of Purchaser shall not constitute a default by Purchaser hereunder:

               (i) Purchaser shall have performed all of its obligations under this Agreement in all material respects, and is ready, willing and able to close.

               (ii) Purchaser shall have executed and delivered to Seller a Certificate updating the representations and warranties of Purchaser through Closing, and certifying that Purchaser has complied in all material respects with its obligations under this Agreement, which Certificate Purchaser covenants to deliver, except that if Purchaser cannot make any of its representations and warranties as of Closing through no fault of its own, Seller's sole remedy will be to terminate this Agreement or waive the condition that such representation or warranty be remade as of Closing.

          (c) Purchaser's Conditions Precedent and, Seller's Conditions Precedent are hereinafter collectively referred to as the "Conditions Precedent" and each as a "Condition Precedent". In the event any Condition Precedent is not satisfied by the date set for satisfaction of such Condition Precedent, the party for whose benefit the Condition Precedent is for may elect, by giving written notice to the other party and Escrow Holder (i) to terminate this Agreement, or (ii) to waive satisfaction of such Condition Precedent and proceed to consummate the Closing. A party's failure to give such written notice of termination (in the event a Condition Precedent for such party's benefit has not been satisfied by the date set for satisfaction of such Condition Precedent) shall be deemed an election to waive the subject Condition Precedent. In the event either party elects to terminate this Agreement pursuant to this Section 6, then the provisions of Section 16(c) hereof shall apply.

     7.   COVENANTS OF SELLER

          Seller hereby covenants with Purchaser, as follows:

          (a) Prior to the Closing, Seller shall neither execute any new Lease, Contract or Operating Agreement, nor
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terminate, renew, amend or modify any existing Lease, Contract or Operating Agreement or grant any major discretionary concession or waiver thereunder without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser's consent shall be deemed given unless Purchaser notifies Seller to the contrary within three
(3) business days of Purchaser's receipt of Seller's written request for approval, which shall include all information reasonably required by Purchaser, including the terms of such Lease, credit information on the Tenant and the proposed Lease or amendment document. Prior to the Closing, Seller shall not, without Purchaser's prior written consent, accept from any of the Tenants payment of rent or other charges more than one month in advance or apply any security deposit to rent due from any Tenant. At the Closing, the unapplied cash security deposits under each of the Leases (as set forth on Exhibit Q attached hereto) shall be credited to Purchaser. Without limiting Purchaser's final approval rights over any new Leases, Purchaser hereby pre-approves the negotiation by Seller with the following four (4) "Pre-Approved Tenants" for leases on the following terms:

                   Pre-Approved                     Pre-Approved
Location #         Tenant(s)       Allowance(s)      Square Feet
Store #1054         Gap/Gap Kids    $  225,000         3,455
Store #2118         Restaurant      $  360,000         6,000
Store #2232         NASCAR Thunder  $  350,000         4,000
Store #2070         Gymboree        $   80,000         2,229

Total Pre-approved
Allowance                           $1,015,000

          Any portion of the "Total Pre-Approved Allowance" (as indicated above) which is not paid by Seller prior to the Closing to the appropriate Pre-Approved Tenant pursuant to the terms of a final Lease approved by Purchaser shall be credited against the Purchase Price payable by Purchaser at the Closing.

          (b) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the day of the Closing.

                                14
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          (c)  At all times prior to the Closing, Seller shall
operate, maintain and manage the Property substantially in the manner it is currently being operated and maintained, shall maintain present services, shall keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in the manner it is currently being operated, and shall perform when due all of Seller's obligations under the Leases as necessary to prevent the Seller from being in default thereunder, or any other Lien (hereinafter defined) encumbering the Property, the Contracts, the Operating Agreements, the Governmental Approvals and other agreements relating to the Property and otherwise in accordance with all applicable laws, ordinances, rules and regulations affecting the Property; provided, however, this
Section 7(c) shall not impose upon Seller any obligation to perform any work between the date hereof and the Closing in order to cause the Property to brought into compliance either with the Americans with Disabilities Act ("ADA") or Environmental Laws (hereinafter defined). Except as otherwise provided herein, Seller shall deliver the Property at the Closing in substantially the same condition as it was on the date hereof, reasonable wear and tear excepted and, subject to the other provisions of this Agreement, damage by Tenants and other third parties and casualty excepted, and shall terminate, as of the day of the Closing, any existing management agreement applicable to the Property and those of the Contracts designated in writing by Purchaser (no less than ten (10) days prior to Closing) which may by their terms be so terminated without cost or penalty due to early termination. None of the Personal Property shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value.
          (d) Seller has paid, or will pay in full prior to the Closing in the ordinary course of Seller's business (which may include payment in arrears), all bills and invoices for labor, goods, material and services of any kind relating to the maintenance and operation of the Property substantially in the manner it is currently being operated and maintained, utility charges, and employee salary and other accrued benefits relating to the period prior to the Closing.
        (e) Seller agrees to pay any Leasing Commissions (hereinafter defined) which are or will become due and payable
                                15
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prior to the Closing, except as may otherwise be agreed to in writing between Seller and Purchaser prior to the Closing. All Leasing Commissions which, on an absolute or contingent basis, will become due and payable after the Closing, including fees or commissions with respect to renewals, extensions or the leasing of additional space, and the amount thereof, will be credited against the Purchase Price payable by Purchaser at the Closing, except as may otherwise be agreed to in writing between Seller and Purchaser prior to the Closing. Seller agrees to pay any Tenant Incentives (hereinafter defined) which are or will become due and payable prior to the Closing. All alterations, installations, decorations and other tenant improvement work required to be performed by the lessor under the Leases or other agreements affecting the Property and all tenant improvement allowances which lessor under the Leases is obligated to pay to Tenants, including, without limitation, the Total Pre-Approved Allowance and any free rent which the Tenants under the Leases are entitled to receive at any time after the Closing (collectively, the "Tenant Incentives"), which, on an absolute or contingent basis, will become due and payable (or with respect to free rent, credited) after the Closing, will be credited against the Purchase Price payable by Purchaser at the Closing. Notwithstanding the foregoing, Purchaser shall be responsible for paying any Leasing Commissions and/or Tenant Incentives payable with respect to any new Leases approved by Purchaser between September 9, 1996 and the Closing Date (expressly excluding new Leases with any of the Pre-Approved Tenants). The term "Tenant Incentives" shall exclude: (x) any rent relief granted to Tenants as set forth on Exhibit P-3 attached hereto, and (y) any rent abatements and the like which Tenants are entitled to receive pursuant to their respective Leases incident to a casualty, condemnation, interruption in services and the like.

          (f) After the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be alienated or otherwise transferred, except as expressly permitted by this Agreement or approved by Purchaser in writing.

          (g) Seller shall pay in the ordinary course of Seller's business (which may include payment in arrears) all amounts required to be paid by it under the Leases, Operating

                                16
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Agreements, Contracts and Liens.  As used herein, the term
"Liens" shall mean all liens, security interests, mortgages, deeds of trust, charges, claims, encumbrances, pledges, options, rights of first offer or first refusal, or other similar encumbrances of any nature whatsoever against the Property.

          (h) If, after the Closing, Purchaser reasonably desires to review certain records of Seller pertaining to the Property, then Purchaser will so notify Seller. Such notice must state in reasonable detail (1) the specific books or records of Seller which Purchaser desires to review, and (2) the event, dispute or other reason causing Purchaser to desire access to Seller's records. For the period from the Closing Date until December 31, 1997, within ten (10) days after Seller's receipt of any such notice, or such longer time as Seller reasonably requires, Seller will use reasonable efforts to locate and make available to Purchaser for Purchaser's review and copying the requested records. However, Seller will have no obligation to reveal or make available to Purchaser any records of Seller or any information which do not relate specifically and directly to the Property or any records or information constituting Confidential Information. For purposes of this paragraph, "Confidential Information" means any appraisals, analyses or evaluations prepared by or for Seller; personnel files and payroll information; any records pertaining to investors; any corporate records, minutes or reports; mortgage or financing documents; portfolio level correspondence, books and records; any records pertaining to property other than the Property or to entities other than Seller; any records or information which Seller reasonably believes it is prohibited by law, agreement, order or regulation from releasing; any records or information the release or disclosure of which Seller reasonably believes would constitute a breach of the fiduciary obligations of Seller or any affiliate of Seller; and any other records or information which Seller reasonably determines is confidential. All costs and expenses relating to Purchaser's review of such records and information, including, without limitation, photocopying costs, will be borne by Purchaser.

          (i) If and when Seller becomes aware of same, Seller shall promptly notify Purchaser of any change in any condition with respect to the Property or of any event or circumstance

                               17
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which makes any representation or warranty under this Agreement materially untrue or misleading, or any covenant of either party under this Agreement incapable or materially less likely of being performed.

          (j) Concurrently with the Closing, Seller shall terminate all leasing and management agreements pertaining to the Property, and Seller will be solely responsible for any and all termination fees, liquidated damages or other charges payable as a result thereof.
          (k) Seller shall, at Purchaser's sole cost and expense, engage Price Waterhouse as independent auditors to prepare such financial statements with respect to calendar year 1995 as Price Waterhouse determines may be necessary for Purchaser to comply with Rule 3-14 of SEC Regulation S-X (collectively, "SEC Financial Statements") in accordance with a scope of work approved by Purchaser. Seller shall request that such SEC Financial Statements shall be completed on or before the Closing Date. Purchaser shall pay directly to the independent auditor preparing such work, all costs and expenses on account thereof. Purchaser agrees to indemnify, defend and hold harmless Seller from all loss, cost and expense (including reasonable attorneys' fees) incurred or suffered by Seller by reason of such audit. Purchaser acknowledges and agrees that Seller is retaining Price Waterhouse as an accommodation to Purchaser, and that Seller has no responsibility or liability for the accuracy, completeness or results of the audit, or for Purchaser's compliance with Rule 3-14 of SEC Regulation S-X, or any other similar law, rule or regulation. Purchaser hereby indemnifies Seller and holds Seller harmless against any and all claims, liabilities, actions, causes of action, losses, costs and expenses pertaining to Purchaser's compliance or lack of compliance with any laws, rules or regulations pertaining specifically to securities, investments, investors or real estate investment trusts. Purchaser's obligations under this Section 7(k) shall survive the Closing or earlier termination of this Agreement; provided, however, (i) any claim brought by Seller with respect to a breach or an alleged breach of this Section 7(k) must be made by Seller by written notice to Purchaser on or before December 31, 1997, and (ii) if Seller elects to sue on any such claim, any litigation brought with respect to such claim must be filed on or before March 1, 1998.
                               18
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          The liability of Seller for a breach of any of
Seller's covenants contained in Sections 7(d), (e), (g), (h) and
(j) shall not be merged into any instrument or conveyance delivered at the Closing and shall survive the Closing Date; provided, however, (i) any claim brought by Purchaser with respect to a breach or an alleged breach of any of such covenants must be made by Purchaser by written notice to Seller on or before December 31, 1997, and (ii) if Purchaser elects to sue on any such claim, any litigation brought with respect to such claim must be filed on or before March 1, 1998.


     8.   REPRESENTATIONS AND WARRANTIES OF SELLER

          (a) Seller represents and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the
Closing:

               (i) To the best of Seller's knowledge and except as set forth on Exhibit B-1, there are no material physical, structural, or mechanical defects in the Property (including, without limitation, the plumbing, heating, sprinkler, air conditioning, ventilation and electrical systems and the roof) and, to the best of Seller's knowledge, except as set forth on Exhibit B-1, all such items are in good operating condition and repair. As used in this Section 8(a)(i), the word "material" shall mean any physical, structural or mechanical defects that, individually or in the aggregate, would cost in excess of $150,000 to repair.
                                (ii) To the best of Seller's
     knowledge and except as set forth on Exhibit B-2, the use and operation of the Property is in substantial compliance with all applicable building codes, zoning, subdivision, and land use laws, and all other applicable local, state and federal laws and regulations, except that (A) Seller makes no representation as to whether the Property is in compliance with the ADA, and (B) except as set forth in
     Section 8(a)(xiv) hereof, Seller makes no representation as to whether the Property is in compliance with Environmental Laws. Seller has received no notice from any governmental
                                19
     -----------------------------------------------------------

     authority advising Seller of a present uncured violation (or an alleged present uncured violation) of any such laws or regulations (including, without limitation, any violation or alleged violation of any ADA laws or Environmental Laws).
               (iii) To the best of Seller's knowledge, the operating statements, financial statements, income and expense reports, Leases, Operating Agreements and Contracts are (or will be, at delivery) true, correct and complete copies in all material respects. To the best of Seller's knowledge, Seller has (or, within five (5) business days of the date hereof, will have) delivered to Purchaser, or made available at the Property, all documents, reports and other materials described in Section 5 hereof. To the best of Seller's knowledge and except as set forth on Exhibit B-2, the Governmental Approvals are in full force and effect, except that (A) Seller makes no representation as to whether the Property is in compliance with the ADA, and (B) except as set forth in Section 8(a)(xiv) hereof, Seller makes no representation as to whether the Property is in compliance with Environmental Laws.

               (iv) The Rent Roll attached hereto as Exhibit P is true, correct and complete. At the Closing, Seller shall deliver to Purchaser an updated Rent Roll which will be true, correct and complete as of the Closing. Each such Rent Roll contains a list (which at the time such list is given hereunder contains the most current information) setting forth with respect to each space subject to a
     Lease: the number identifying such space, the name of the tenant ("Tenant") occupying such space, the approximate number of square feet comprising such space, the current annual minimum monthly rental and percentage rental rate under the Lease for such space, the percentage rent break point, all other charges payable by such Tenant (including charges for real estate taxes, operating expenses, environmental or utility charges [e.g., water, sewer, HVAC and electricity] and similar items), the commencement and expiration dates of the term of such Lease, and the date of such Lease and all amendments thereof. There are no (x) other leases or occupancy agreements affecting the Property other than the Leases or (y) any lease takeover agreements with Tenants or proposed tenants for any other property.
                               20
     -----------------------------------------------------------
     Seller further represents and warrants as follows with respect to each of the Leases: (1) the Lease constitutes the entire agreement with such Tenant relating to the property leased to it under the Lease, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on the Rent Roll;
     (2) except as set forth on the Rent Roll and except for Penney, the Tenant has no right of first refusal or option to purchase all or any portion of the Property pursuant to the Lease; (3) to the best of Seller's knowledge and except as set forth on the Rent Roll, there exists no present uncured material default by either party under the Lease;
     (4) to the best of Seller's knowledge, neither Tenant nor Seller (as landlord) has delivered or received any notices of default for material defaults that remain presently uncured under theLease; and (5) the Tenant is not currently asserting any defense to, or offset or claim against, its rent or the performance of its other obligations under the Lease, except as set forth on the Rent Roll.

               (v)  Exhibit Q attached hereto is a true and
     complete list of the amount of all security deposits received from the Tenants, less amounts previously applied or returned to such Tenants, and of any letters of credit provided for such purpose in lieu of cash.

               (vi) Exhibit C attached hereto is a true, correct and complete schedule of all of the Contracts including, without limitation, Contracts pertaining to any work being performed by Seller in any Tenant space(s). Except for the Contracts, the Leases, the Permitted Encumbrances, the Operating Agreements and agreements entered into in conformance with Section 7 hereof, there are no other Liens or agreements affecting the Property which will survive the Closing. Seller further represents and warrants as follows with respect to each of the Contracts: (1) the Contract constitutes the entire agreement of the parties thereto with respect to the subject matter thereof, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on Exhibit C; (2) to
                                21
     ----------------------------------------------------------

     the best of Seller's knowledge, there exists no present uncured material default by any party under the Contract;
     (3) to the best of Seller's knowledge, no party to such Contract has delivered or received any notices of default for material defaults that remain presently uncured under the Contract; and (4) no party to such Contract is currently asserting any defense to, or offset or claim against, the payment or performance of its other obligations under the Contract, except as set forth on Exhibit C.

               (vii) Exhibit M attached hereto is a true, correct and complete schedule of the Operating Agreements and there are no other agreements of any kind between Seller and the Anchors (whether oral or written) except the Operating Agreements. With respect to each of the Operating Agreements: (1) the Operating Agreement constitutes the entire agreement of the parties thereto with respect to the Property, and has not been amended, modified, supplemented or extended (in writing or otherwise), except for such amendments, modifications, supplements and extensions described on Exhibit M; (2) to the best of Seller's knowledge, there exists no present uncured material default by any party under the Operating Agreement; (3) to the best of Seller's knowledge, no party to such Operating Agreement has delivered or received any notices of default for material defaults that remain presently uncured under the Operating Agreement; and (4) no party to such Operating Agreement is currently asserting any defense to, or offset or claim against, the performance of its obligations under the Operating Agreement.

               (viii) The term "Leasing Commissions" means any brokerage or leasing fees or commissions, finder's fees or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity, with respect to or on account of any of the Leases or any prospective lessee of the Property that may have been introduced to or shown the Property prior to the Closing. Except as disclosed on Exhibit N, no Leasing

                                22
     -----------------------------------------------------------


     Commissions shall, by reason of any existing agreement, become due(A) during the terms of any of the Leases or with respect to any renewal or extension thereof or the leasing of additional space by any Tenant, or (B) for any Lease entered into by Purchaser after the Closing Date with a lessee that was introduced to or shown the Property prior to the Closing Date (except if the subject broker claiming the Leasing Commission (x) was a broker engaged by, or representing, Purchaser, or (y) was engaged by, or representing the Tenant, and Purchaser had actual knowledge of such engagement or representation prior to the signing of the subject Lease). Purchaser covenants that from the date of Closing until December 31, 1997, it shall include a provision in all Leases executed during such period wherein, with respect to each such Lease, the Tenant represents whether or not it has been represented by any broker with respect to such Lease. There are no Leasing Commissions or Tenant Incentives due or payable on an absolute or contingent basis except as set forth on Exhibit N attached hereto.

               (ix) To the best of Seller's knowledge, no environmental, zoning or other land-use regulation proceedings are instituted or pending against Seller or the Property which would detrimentally or materially affect the value of the Property or the use and operation of the Property for its intended purpose, and to the best of Seller's knowledge, there are no special taxes or assessments affecting the Property other than as set forth in the Title Commitment.

               (x)  To the best of Seller's knowledge, no
     condemnation proceedings against the Property are instituted or pending and Seller has not received any notices that any such condemnation proceedings are instituted, pending or threatened.







                               23
     -----------------------------------------------------------

               (xi) Except as set forth on Exhibit U: (1) to the best of Seller's knowledge, all water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required for the current use and operation of the Property by Tenants are installed to the property lines of the Land, are all connected pursuant to valid permits, and are adequate to service the Property, and (2) Seller has not received any notice from any governmental agency requesting compliance of, or notifying Seller of any violation of, such utilities with applicable law.

               (xii) Seller has not received any notice that any licenses, permits, certificates or approvals required from any governmental authorities having jurisdiction over the Property for the present use and operation of the
     Property: (1) are invalid, (2) have been violated, (3) have lapsed, terminated or been revoked, and/or (4) are otherwise no longer in full force and effect.

               (xiii) Except as disclosed on Exhibit D, to the best of Seller's knowledge, there are no legal proceedings or actions of any kind or character instituted or pending affecting the Property, the Leases, the Contracts, the Operating Agreements, this Agreement or the transactions contemplated hereby. Seller has delivered to Purchaser copies of all documents relating to any of the matters set forth in Exhibit D (except for those matters being handled or defended directly by Seller's insurance carrier).

               (xiv)     Except as disclosed in any of the
     Seller Reports, Seller has not generated, used, manufactured, treated, released or disposed of any Hazardous Materials (hereinafter defined) at, on or beneath the Land or the Improvements, except for de minimis amounts of Hazardous Materials: (A) used in the normal operation of shopping centers similar to the Property, and (B) used, stored, transported and disposed of in compliance with all applicable Environmental Laws. To the best of Seller's knowledge and except as disclosed in any of the Seller Reports and except for hydraulic fluid present in "Truck Dock Court A" on the Property, no Hazardous Materials have been generated, used, manufactured, treated, released, or
                               24
     -----------------------------------------------------------
     disposed of, or presently exist, at, on or beneath the Land or the Improvements in violation of any Environmental Laws. To the best of Seller's knowledge, Seller has not been notified by any governmental authority of any noncompliance, liability or claim relating to Hazardous Materials in connection with the Land or the Improvements. Without limiting anything contained herein, Seller represents and warrants to Purchaser that, to the best of Seller's knowledge, the Property has never been used as a landfill or commercial waste facility. For purposes of this Agreement, the term "Hazardous Materials" shall mean any chemical, compound, material, mixture or substance that is now listed in any Environmental Laws as a "hazardous substance", "toxic substance", or the like, or any petroleum product or underground storage tanks. For purposes of this Agreement, the term "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act
     (42 U.S.C. 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and any similar applicable state and local laws and ordinances and the regulations implementing such statutes.

               (xv) At the Closing and except for contracts relating to emergency repairs (of which Seller has notified Purchaser in writing) and such other contracts approved by Purchaser in writing, there will be no outstanding contracts made by Seller for the construction or repair of any improvements to the Property which have not been fully paid for, and Seller shall cause to be discharged (or will bond against in a manner satisfactory to Purchaser and the Title Company) all mechanics' or materialmen's liens arising from any labor or materials furnished to the Property by Seller prior to the Closing.

               (xvi)     Seller has not received any notice from
     any insurance carrier of any defects or inadequacies in the Property, or in any portion thereof, which would adversely

                               25
     ----------------------------------------------------------

     affect the insurability thereof or the cost of such insurance. Except as set forth on Exhibit D attached hereto, there are no pending insurance claims made by or on behalf of Seller (or any of its lenders) relating to the Property.

               (xvii) Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended ("Code"). Seller will furnish to Purchaser, prior to the Closing, an affidavit in the form attached hereto as Exhibit E.

               (xviii)   Seller is a corporation duly formed,
     validly existing and in good standing under the laws of the State of Delaware, and is not insolvent; this Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, is, and in the case of the documents to be delivered will be, legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, and does not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Seller is a party or to which it is subject and does not, and in the case of documents to be delivered will not, require the consent or approval of any other person or entity.
               (xix) Seller has, prior to the date hereof, paid to Foleys the $3,000,000 payment required to be paid to Foleys pursuant to Section 1.4 of that certain First Amendment to Supplement Agreement dated as of April 18, 1996 ("Foleys First Amendment") by and between Seller and Foleys. Such $3,000,000 was timely and fully paid by Seller to Foleys when required to be paid pursuant to the Foleys First Amendment.

               (xx) Attached hereto as Exhibit S-1 is a true correct and complete list of all employees employed by Seller with respect to the Property. Attached hereto as Exhibit S-2 is a true, correct and complete list of all employees employed by LaSalle Management ("Seller's Manager") with respect to the Property. There exist none

                               26
     ----------------------------------------------------------

     of the following between Seller and/or Seller's Manager and any of the employees listed on Exhibits S-1 or S-2: any collective bargaining, employment, labor, employee benefit and health and welfare plan or other similar agreements.

          (xxi)     Seller's parent is a REOC (i.e., a Real
Estate Operating Company) and none of the assets of Seller  or
Seller's parent constitute Plan Assets (hereinafter    defined).

          (b)  All representations and warranties made in this
Section 8 shall not merge into any instrument or conveyance delivered at the Closing but shall survive the Closing; provided, however, (i) any claim brought by Purchaser with respect to a breach or an alleged breach of any of Seller's representations and warranties contained in this Section 8 must be made by Purchaser by written notice to Seller on or before December 31, 1997, and
(ii) if Purchaser elects to sue on any such claim, any litigation brought with respect to such claim must be filed on or before March 1, 1998.

          (c) Whenever the phrase, "to the best of Seller's knowledge" is used in this Agreement, such phrase shall be limited to the actual current knowledge, without inquiry or investigation, of the following persons: Michael Lee, James Hanson, Sanford Villesvik, Jayne Morin and Steve Furley (collectively, "Key Persons"); provided, the phrase "to the best of Seller's knowledge" shall not include any constructive or imputed knowledge.

          (d) Seller shall promptly advise Purchaser in writing of any information it receives prior to the Closing which indicates that a representation or warranty made by Seller hereunder is untrue in any material respect. If Purchaser has actual knowledge (provided that "actual knowledge" shall not include any fact contained in any document which has not either
(i) actually been reviewed by Purchaser or its representatives or (ii) made available at the Property for inspection by Purchaser and its representatives) prior to Closing that any of the foregoing representations or warranties are not true and
                                27
----------------------------------------------------------------

correct and Purchaser nonetheless elects to proceed with Closing, Purchaser shall be deemed to have waived any claims for breach of such representation or warranty with respect to such disclosed matter only.
          (e) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO: (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, OR (H) COMPLIANCE WITH ANY ENVIRONMENTAL LAWS (AS DEFINED IN SECTION 8(a) HEREOF) OR ANY POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS (AS DEFINED IN SECTION 8(a) HEREOF OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF OF PURCHASER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE, IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH
                               28
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RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES
AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.
     9.   REPRESENTATIONS AND WARRANTIES OF PURCHASER
          (a) Purchaser represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the
Closing:
               (i)  Purchaser is a limited partnership duly
     formed, validly existing and in good standing under the laws of the State of California, and is not insolvent; this Agreement has been, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Purchaser, is, and in the case of the documents to be delivered will be, legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, and does not, and in the case of the documents to be delivered will not, violate any provisions of any agreement to which Purchaser is a party or to which it is subject and does not, and in the case of documents to be delivered will not, require the consent or approval of any other person or entity.
               (ii) Purchaser is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3)
                                29
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     of the Employee Retirement Income Security Act of 1974, as
     amended ("ERISA") or a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of Purchaser constitute "plan assets" within the meaning of 29 C.F.R. 2510.3-101 of any such employee benefit plan or plans ("Plan Assets").

          (b) The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing with the same force and effect as in fact made at that time. All representations and warranties made in this Section 9 shall not merge into any instrument or conveyance delivered at the Closing, but shall survive the Closing; provided, however, (i) any claim brought by Seller with respect to a breach or an alleged breach of any of Purchaser's representations and warranties contained in this
Section 9 must be made by Seller by written notice to Purchaser on or before December 31, 1997, and (ii) if Seller elects to sue on any such claim, any litigation brought with respect to such claim must be filed on or before March 1, 1998.

     10.  SELLER'S CLOSING DOCUMENTS

          On or before Closing, Seller shall deliver or cause to be delivered to Purchaser or Escrow Holder the following, in form and substance acceptable to Purchaser:

          (a) A Special Warranty Deed, substantially in the form of Exhibit H attached hereto ("Deed"), executed by Seller.

          (b) A bill of sale, executed by Seller, substantially in the form of Exhibit I attached hereto.

        (c) An assignment, substantially in the form of Exhibit J attached hereto ("Contract Assignment"), executed by Seller.
          (d) An assignment of lessor's interest in the Leases, substantially in the form of Exhibit K attached hereto ("Lease
Assignment"), executed by Seller.



                               30
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          (e)  Assignments of Seller's interest in the Operating
Agreements, substantially in the form of Exhibit L attached hereto ("Operating Agreement Assignment"), executed by Seller.

          (f) To the extent not previously delivered to Purchaser, originals of the Leases, Operating Agreements, the Contracts (all to the extent originals are in Seller's possession or control, or otherwise, complete copies of any missing originals) and certificate(s) of occupancy and other instruments evidencing the Governmental Approvals (if the same are in Seller's possession or control).

          (g) Any keys in the possession or control of Seller to all locks located in the Property.

          (h) Letters executed by Seller and its management agent, if any, addressed to all Tenants, in the form of Exhibit F-1 attached hereto ("Tenant Notice Letter"), notifying and directing payment of all rent and other sums due from Tenants from and after the date of the Closing to be made to Purchaser or at its direction.

          (i) Letters executed by Seller and its management agent, if any, addressed to all vendors under Contracts assumed by Purchaser hereunder in the form of Exhibit F-2 attached hereto ("Vendor Notification Letter").

          (j) Reasonable proof of the authority of Seller's signatories.

          (k) A Rent Roll, prepared as of the day of the Closing, certified by Seller to be true and correct through the day of the Closing.

          (l) An Affidavit in the form of Exhibit E attached hereto.

         (m)  If required by applicable law, documentary
stamp/transfer tax affidavit of consideration paid which is
executed by Seller.
                               31
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          (n)  Any other documents, instruments or agreements
reasonably necessary to close the transaction as contemplated by this Agreement.

          (o) Any other documents, instruments or agreements required by the Title Company.

          (p) A Guaranty ("Guaranty"), executed by Guarantor, in the form of Exhibit V attached hereto.

          (q) Assignments of all of Seller's right, title and interest in all bank accounts relating to the gift certificates distributed by Seller to users of the Property.

          (r) Assignments of all of Seller's right, title and interest in any non-cash security deposits held by Seller under the Leases (including, without limitation, any letters of credit furnished to Seller by Tenants).

     11.  PURCHASER'S CLOSING DOCUMENTS

          On or before the Closing, Purchaser shall deliver to Seller or Escrow Holder:

          (a)  An executed counterpart of the Contract
Assignment.

          (b)  An executed counterpart of the Lease Assignment.

          (c)  An executed counterpart of the Operating
Agreement Assignment.

        (d)  Executed counterparts of each of the Tenant
Notification Letter and Vendor Notification Letter.

         (e) If required by applicable law, documentary stamp/transfer tax affidavit of consideration paid which is executed by Purchaser.

          (f)  Any other documents, instruments or agreements
reasonably necessary to close the transaction as contemplated by this Agreement.
                               32
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          (g)  Any other documents, instruments or agreements
required by the Title Company.

     12.  PRORATIONS AND ADJUSTMENTS

          The parties agree that they shall use the Proration Method set forth on Exhibit R attached hereto to determine all prorations and adjustments to be made in connection with the Closing and the transaction contemplated by this Agreement.

     13.  CLOSING

          The purchase and sale contemplated herein shall close through an escrow ("Escrow") at the offices of Commonwealth Land Title Company of Dallas ("Escrow Holder") at the address indicated in Section 21.5 hereof on a business day mutually acceptable to Seller and Purchaser, but no later than October 15, 1996 ("Closing Date") subject to Purchaser's and Seller's respective rights to extend the Closing Date as set forth in
Section 6(a)(vi) hereof. As used in this Agreement, the term "Closing" or "Closing Date" means the date that Purchaser is insured as the fee owner of the Property (pursuant to the approved Title Policy) and all other closing documents and closing deliveries have been made by the parties as contemplated herein. The Closing shall occur as a "New York style" closing, and Seller covenants and agrees to deliver to the Title Company a so-called gap indemnity agreement. At the Closing, Seller shall deliver possession of the Property to Purchaser subject to the rights of the Tenants under the Leases.

     14.  CLOSING COSTS

          (a) Seller shall pay (i) one hundred percent (100%) of the premiums for a Texas Owner's (Form T-1) policy of title insurance, all costs of the Survey, the cost of all title endorsements which are used for title curative purposes under
Section 4, and all costs incurred to repay any Liens; and
(ii) fifty percent (50%) of the escrow fees.

          (b) Purchaser shall pay (i) one hundred percent (100%) of any endorsements to title (including the costs of a survey deletion endorsement) other than endorsements which Seller is required to pay under Section 14(a) hereof, and (ii) fifty percent (50%) of the escrow fees. In addition to the
                               33
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foregoing, and notwithstanding anything to the contrary
contained herein, if the Closing occurs, Purchaser shall be obligated to pay to Dillard the $2,000,000 payment required to be paid to Dillard pursuant to Section 3.01 of that certain Amended and Restated Supplemental Agreement dated as of April 18, 1996 by and between Dillard and Seller, and Seller shall have no liability therefor.

              (c) All other closing costs and expenses (not otherwise allocated in this Section 14), due or incurred in connection with this transaction shall be allocated between the parties in accordance with the local custom of Dallas, Texas.
        (d) Each party shall bear the expense of its own counsel.

    15.  LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION; ANCHOR
          CLOSING

          (a) In the event that prior to the Closing, the Property, or any part thereof, is destroyed or materially damaged (as defined in Section 15(e) hereof), Purchaser shall have the right, exercisable by giving written notice to Seller and Escrow Holder within fifteen (15) days after receiving written notice of such damage or destruction, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in an amount which is the lesser of the cost of repair or of the deductible for the applicable insurance coverage, in which case Seller shall not restore the Property and Purchaser shall be entitled to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed.
          (b) In the event that prior to the Closing, there is any non-material damage to the Property, or any part thereof, Seller shall repair or replace such damage prior to the Closing and Purchaser shall proceed with the Closing. Notwithstanding the preceding sentence, in the event Seller is unwilling or unable to repair or replace such damage, Seller shall notify Purchaser of such fact ("Seller's Notice") and Purchaser shall
                                34
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thereafter have the right, exercisable by giving written notice to Seller and Escrow Holder within fifteen (15) days after receiving Seller's Notice, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in an amount which is the lesser of the cost of repair or of the deductible for the applicable insurance coverage, in which case Seller shall not restore the Property and Purchaser shall be entitled to receive an assignment of all of Seller's rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed. For purposes of completing any repairs or replacements under this Section 15(b), the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Seller.

          (c) In the event that prior to the Closing, all or any material portion (as defined in Section 15(e) hereof) of the Property is subject to a taking or a threatened taking by public authority, Purchaser shall have the right, exercisable by giving written notice to Seller and Escrow Holder within fifteen (15) days after receiving written notice of such taking, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing without an abatement or reduction in the Purchase Price, in which case Seller shall not restore the Property and Purchaser shall be entitled to receive an assignment of all of Seller's rights to any condemnation award payable by reason of such taking. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed.

          (d) In the event that prior to the Closing, any non-material portion of the Property is subject to a taking or a threatened taking by public authority, Purchaser shall accept the Property in its then condition and proceed with the Closing without an abatement or reduction in the Purchase Price, in which case Purchaser shall be entitled to receive an assignment of all of Seller's rights to any condemnation award payable by reason of such taking.  In the event of any such non-material
                                35
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taking, Seller shall not compromise, settle or adjust any claims to such award without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed.

          (e) For the purpose of this Section 15, damage to the Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if (i) the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall exceed One Million Dollars ($1,000,000), (ii) access to the Property is prevented or otherwise impeded for in excess of sixty (60) days by the casualty or taking, (iii) any Tenant occupying in excess of Ten Thousand (10,000) square feet of space in the Property terminates its Lease due to the casualty or taking, (iv) occupancy in excess of Twenty-Five Thousand (25,000) square feet of space in the Property is prevented for in excess of sixty (60) days due to such casualty or taking, or
(v) all or any portion of the parking areas of the Property are taken.

          (f)  In the event that prior to the Closing, any of
the Anchors shall terminate the Operating Agreement as to its parcel, or shall cease operating at the Property (other than temporarily due to damage, destruction, remodeling, renovation or any similar cause) or cease operating at the Property under the name under which it was operating as of the date of this Agreement or such Anchor shall have the right, prior to the Closing, to do any of the foregoing (unless such right shall have expired or been waived) ("Anchor Closure"), Purchaser shall have the right, exercisable by giving written notice to Seller and Escrow Holder within fifteen (15) days after receiving written notice of such Anchor Closure, either (i) to terminate this Agreement, or (ii) to accept the Property in its then condition (as affected by the Anchor Closure) and to proceed with the Closing without an abatement or reduction
in the Purchase Price, in which case Purchaser shall be entitled to receive an assignment of all of Seller's right, title and interest in and to any awards, damages or the like payable by the Anchor by reason of such Anchor Closure.  If Purchaser
elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such awards, damages or the like without Purchaser's prior written consent, which shall not be unreasonably withheld or delayed.
                               36
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          (g)  Seller agrees to give Purchaser written notice of
any of the events or occurrences described in this Section 15 promptly after learning of the same.

          (h) In the event this Agreement terminates pursuant to this Section 15, it shall terminate pursuant to Section 16(c) hereof.

     16.  DEFAULT

          (a) If Seller shall fail to consummate the sale of its interest in the Property to Purchaser in accordance with the provisions of this Agreement for any reason except for Purchaser's default of Purchaser's obligations pursuant to this Agreement or as provided in paragraph (c) of this Section, when Purchaser has fulfilled all its obligations hereunder and is ready, willing and able to close, then Purchaser, after having given Seller ten (10) days prior written notice of the specific nature of Seller's breach (within which such period Seller may cure such breach) may elect one of the following remedies: (i) be entitled to specific performance of this Agreement, or (ii) be entitled to terminate Purchaser's obligations under this Agreement by written notice to Seller. Notwithstanding anything to the contrary herein and in addition to any other remedies of Purchaser herein or at law or in equity, if Purchaser terminates this Agreement, Purchaser shall be entitled to recover damages (expressly excluding, however, incidental or consequential damages) suffered by Purchaser by reason of Seller's default up to a maximum amount of Three Hundred Fifty Thousand Dollars ($350,000).

          (b) If Purchaser shall fail timely to consummate the purchase of the Property in accordance with the provisions of this Agreement for any reason except for Seller's default of Seller's obligations pursuant to this Agreement or as provided in paragraph (c) of this Section, when Seller has fulfilled all its obligations hereunder and is ready, willing and able to close, then Seller, after having given Purchaser ten (10) days prior written notice of the specific nature of Purchaser's breach (within which such period Purchaser may cure such breach), may elect one of the following remedies: (i) be entitled to specific performance of this Agreement, or (ii) be entitled to terminate Seller's obligations under this Agreement
                                37
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by written notice to Purchaser. Notwithstanding anything to the contrary herein and in addition to any other remedies of Seller herein or at law or in equity, if Seller terminates this Agreement, Seller shall be entitled to recover damages (expressly excluding, however, incidental or consequential damages) suffered by Seller by reason of Purchaser's default up to a maximum amount of Three Hundred Fifty Thousand Dollars ($350,000).

          (c) If Purchaser terminates this Agreement pursuant to any specific provision hereof that gives Purchaser such right (other than termination of this Agreement by Purchaser as the result of Seller's default of Seller's obligations under this Agreement), or if Seller terminates this Agreement pursuant to any specific provision hereof that gives Seller such right (other than termination of this Agreement by Seller as the result of Purchaser's default of Purchaser's obligations under this Agreement), or if either party terminates this Agreement because the transaction contemplated by this Agreement cannot be consummated due to the failure of any of such party's respective Conditions Precedent (except breach by the other party) to occur, this Agreement thereupon shall (except those provisions contained herein which are stated to survive a termination) terminate and be of no further force and effect and Seller and Purchaser shall have no further rights and obligations with respect to this Agreement.
          (d) In the event this Agreement is terminated prior to the Closing, then:
               (i) all counterparts of any documents executed by the parties and delivered to the Escrow Holder and any monies deposited with Escrow Holder shall be returned to the respective depositing parties;
               (ii) any monies delivered to the Escrow Holder or other third parties on account of the Purchase Price and/or the prorations shall be returned to the party that delivered any such monies to the Escrow Holder or other third parties; and
               (iii) all documents delivered to Purchaser by Seller shall be returned by Purchaser to Seller.
       The provisions of this Section 16 shall survive any termination of this Agreement.
                               38
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     17.  INDEMNIFICATION

          (a) Seller hereby agrees to indemnify, defend, and hold free and harmless Purchaser from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) as a result of any obligations, liabilities, claims or Liens relating to (i) any claims for personal injury or property damage alleged to have been suffered prior to the Closing and during Seller's period of ownership by any third party relating to the Property or Seller's interests therein, whether direct, contingent or consequential; (ii) any breach by Seller of any of its representations, warranties, covenants and agreements contained herein; and/or (iii) any Employee Claims (as defined in Section 20 hereof).

          (b) Purchaser hereby agrees to indemnify, defend, and hold free and harmless Seller from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) as a result of any obligations, liabilities, claims or Liens relating to (i) any claims for personal injury or property damage alleged to have been suffered from and after the Closing and during Purchaser's period of ownership by any third party relating to the Property or Purchaser's interests therein, whether direct, contingent or consequential, subject to and without limiting Seller's indemnity under Section 17(a)(ii) above, and/or (ii) any breach by Purchaser of any of its representations, warranties, covenants and agreements contained herein.

          (c) The provisions of this Section 17 shall survive the
Closing and shall be subject to the additional terms and conditions of Exhibit W attached hereto; provided, however, with respect to Sections 17(a)(ii) and 17(b)(ii) hereof, the indemnification claim shall only survive so long as the applicable underlying representations, warranties, covenants and agreements survive hereunder.

          (d)  Notwithstanding anything to the contrary
contained herein, the indemnities in Sections 17(a)(i) and
17(b)(i) hereof shall not be deemed to include any claims of any governmental entity alleging violation of any Environmental Laws with respect to the Property.
                               39
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     18.  BROKER'S COMMISSION

          (a) La Salle Partners Limited has acted as Seller's broker in connection with the transactions contemplated by this Agreement and Seller covenants and agrees to pay all fees and other compensation due or payable to such entity. Except as disclosed in the immediately preceding sentence, Seller and Purchaser each represent and warrant to the other that neither has employed any real estate agent, broker or finder in connection with the transactions contemplated by this Agreement and each party agrees to indemnify, defend and hold free and harmless the other from and against any losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by such party by reason of any person or entity claiming a brokerage commission, finder's fee or other compensation is due or payable by reason of such indemnifying party's acts or omissions.

          (b) The provisions of this Section 18 shall survive the Closing or any earlier termination of this Agreement.

     19.  ESCROW

          19.1 Escrow Holder; Instructions. Purchaser and Seller shall promptly cause Escrow to be opened for the consummation of the transaction contemplated by this Agreement by delivering three (3) fully signed originals, or signed original counterparts, of this Agreement, executed by Purchaser and Seller to Escrow Holder at its address for notice set forth in Section 21.5 hereof. Escrow Holder shall promptly execute all such three (3) originals of this Agreement and return (i) one (1) fully executed original of this Agreement to Purchaser, and (ii) one (1) fully executed originals of this Agreement to Seller. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Holder by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of the Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless
                               40
----------------------------------------------------------------

otherwise expressly provided therein.

          19.2 Deposits into Escrow.

               (a)  Seller shall deposit, or cause to be
     deposited, into the Escrow, in time to permit the closing of the transaction contemplated hereby on the Closing Date, the items described in Sections 10(a), 10(d), 10(e), 10(l) and 10(m)
     hereof. Escrow Holder is hereby authorized to use the foregoing documents and instruments to close the Escrow only if and when: (i) Escrow Holder holds for the account of Seller all net sums to be paid by Purchaser to Seller through Escrow at the Closing; (ii) Title Company can and will issue the Title Policy concurrently with the Closing;
     (iii) Escrow Holder receives telephonic authorization from Seller or its counsel that Seller's Conditions Precedent and all other conditions to the Closing have been satisfied; and (iv) Escrow Holder has prepared and the parties shall have approved final closing statements for each of Seller and Purchaser (collectively, "Approved Closing Statements"), which Approved Closing Statements shall show the amounts to be paid, credited, debited or adjusted (as the case may be) by the parties as more fully set forth herein.
               (b)  Purchaser shall deposit, or cause to be
     deposited, into the Escrow, in time to permit the closing of the transaction contemplated hereby on the Closing Date:
                    (1)  The Purchase Price, less adjustments
          per the Approved Closing Statements.
                    (2)  The additional amount, if any, which
          Escrow Holder estimates to be necessary to pay Purchaser's share under this Agreement of the closing costs, expenses and prorations of this transaction; and
                    (3)  The items described in Sections 11(b),
          11(c) and 11(e) hereof.
Escrow Holder is hereby authorized to use said funds, instruments and documents to close the Escrow only if and when:
(i) Escrow Holder holds for Purchaser the documents described in
Section 19.2(a) hereof; (ii) Title Company can and will issue the
Title Policy concurrently with the Closing; (iii) Escrow Holder receives telephonic authorization from Purchaser or its counsel
                                41
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that all of Purchaser's Conditions Precedent and all other
conditions to the Closing have been satisfied; and (iv) Escrow Holder has prepared and the parties shall have approved the Approved Closing Statements.

          19.3 Close of Escrow. Provided that Escrow Holder shall not have received written notice from Purchaser or Seller of the failure of any Condition Precedent to the Closing or any other condition to the Closing or of the termination of the Escrow, only if and when Purchaser and Seller have deposited into the Escrow the matters required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Escrow Holder shall:
               (a) Deliver to Purchaser: the Deed, the Lease Assignment and the Operating Agreement Assignment, by causing such documents to be recorded; and causing such documents to be mailed to Purchaser after they have been recorded.
               (b) Deliver to Seller: the Purchase Price less adjustments per the Approved Closing Statements.
               (c) Deliver to Purchaser: any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder.
               (d)  Cause the Title Policy to be issued to
     Purchaser by Title Company.
     20.  EMPLOYMENT MATTERS
          (a) Purchaser and Seller agree that Purchaser has not assumed and shall not assume any obligations to (or regarding the employment of), any persons previously or currently employed by Seller or Seller's Manager. As of the Closing Date, Seller shall terminate or reassign and shall cause Seller's Manager to terminate or reassign all of its and Seller's Manager's employees employed at the Property in accordance with all applicable laws.
          (b) Purchaser shall not assume, shall not take subject to and shall not be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, to former or current employees of any of Seller, Seller's Manager: (i)which arise or accrue prior to the Closing including, without limitation, any liabilities or obligations of any of Seller or Seller's Manager in connection
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with any employee benefit plans or collective bargaining
agreements, employment agreements or other similar arrangement, any liabilities or obligations with respect to employment arising under any federal, state or municipal statute or common law, or any liabilities or obligations in respect of retiree health benefits, and (ii) with respect to severance payments or other termination payments to the extent such employees are either not hired by Purchaser at Closing or not hired by Purchaser on a permanent basis after the expiration of any probationary period (which probationary period shall not exceed ninety (90) days) (collectively, "Employee Claims"). Seller covenants and agrees that no portion of any liability respecting the Employee Claims listed in clause (ii) immediately above shall be passed through or charged to the Tenants either by Seller or Seller's Manager.

          (c) As of the Closing Date, Purchaser may, at its option, offer employment to any employee of Seller and/or Seller's Manager on such terms and conditions as may be mutually agreed upon by Purchaser and such employees. Seller shall not impede any efforts of Purchaser to hire any such employees with respect to whom Purchaser elects to offer employment (but Seller may still elect to offer reassignment to some or all of such employees), and shall provide Purchaser with copies of all employment contracts. Seller agrees to consult with Purchaser on all material oral or written communications or meetings primarily regarding future employment with such employees.

     21.  MISCELLANEOUS

         21.1 Each party executing this Agreement hereby represents and warrants that the individuals executing this Agreement on behalf of such party has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.

          21.2 This Agreement and the License Agreement constitute the entire agreements between the parties hereto with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to the matters contained in this Agreement and the License Agreement. Any waiver, modification, consent or acquiescence with respect to
                                43
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any provision of this Agreement or with respect to any failure to perform in accordance herewith shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.
          21.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.
          21.4 Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.
          21.5 Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by electronic communication, whether by telex, telegram or telecopying (if confirmed in writing sent by registered or certified mail, postage prepaid, return receipt requested or by personal service), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
     Seller:             La Salle Street Fund Incorporated of
                         Delaware
                         200 East Randolph Drive
                         Chicago, Illinois  60601 Attention:
                         Sanford M. Villesvik Telecopy No.:
                         (312) 782-4339

     With a copy to:     La Salle Partners Limited
                         200 East Randolph Drive Chicago,
                         Illinois  60601 Attention:  James
                         Hanson Telecopy No.:  (312) 782-4339



                                44
---------------------------------------------------------------


     and to:             Hagan & Olian
                         200 East Randolph Drive
                           Suite 4322
                         Chicago, Illinois  60601
                         Attention:  Robert Hagan, Esq. Telecopy
                         No.:  (312) 228-0982

     Purchaser:          Macerich Valley View Limited
Partnership
                         c/o The Macerich Company
                         233 Wilshire Boulevard
                            Suite 700
                         Santa Monica, California  90401
                         Attention:  Arthur M. Coppola and
                                     Richard A. Bayer, Esq.
                         Telecopy No.:  (310) 395-2791

     With a copy to:     The Macerich Company
                         Two Galleria Tower
                         13455 Noel Road Suite 1480
                         Dallas, Texas  75240
                         Attention:  Edward C. Coppola, Jr.
                         Telecopy No.:  (214) 458-7021

     and to:             O'Melveny & Myers
                         1999 Avenue of the Stars
                            Suite 700
                         Los Angeles, California  90067
                         Attention:  James H. Kinney, Esq.
                         Telecopy No.:  (310) 246-6779

     Escrow Holder:      Commonwealth Land Title Company of
                             Dallas
                         1700 Pacific Avenue
                           Suite 4740
                         First City Center Building Dallas,
                         Texas  75201
                         Telecopy No.:  (214) 754-9066
                         Attention:  Beverly Griesse

Any party may change its address for notice by written notice given to the other in the manner provided in this Section 21.5. Any such communication, notice or demand shall be deemed to have
                                45
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been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or on the date shown on the return receipt or other evidence of delivery, if mailed.

          21.6 The parties agree to execute such instructions to Title Company or Escrow Holder and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

          21.7 The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

          21.8 Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

          21.9 The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto for any reason (including, without limitation, by virtue of the fact that this Agreement may have been drafted or prepared by counsel for one of the parties, it being recognized that both Purchaser and Seller, and their respective counsel, contributed materially and substantially to the preparation of this Agreement).
Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

          21.10  This Agreement shall be governed by and
construed in accordance with the laws of the State of Texas.

                                46
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          21.11  In the event either Purchaser or Seller brings
any suit or other proceeding relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, or with respect to a breach of a representation or warranty hereunder, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred (including, without limitation, attorneys' fees, expenses and costs of investigation incurred in appellate proceedings or in connection with the enforcement or collection of any judgment obtained in any suit or other proceeding relating to or arising out of this Agreement, the transactions described herein or the enforcement hereof, or with respect to a breach of a representation or warranty hereunder, costs incurred in establishing any right to indemnification, or in any action or participation in connection with this Agreement in, or in connection with, any case or proceeding under Chapters 7, 11 or 13 of the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes). The parties hereto expressly agree that (i) any attorneys' fees incurred in connection with the enforcement or collection of any judgment obtained in any suit or other proceeding relating to or arising out of this Agreement, the transactions described herein or the enforcement hereof, or with respect to the breach of a representation or warranty hereunder shall be recoverable as a separate item, (ii) the provisions of this Section 21.11 shall survive the entry of any judgment with respect to the subject matter or enforcement of this Agreement or with respect to the breach of a representation or warranty hereunder, and (iii) the provisions of this Section 21.11 will not merge, or be deemed to have merged, into any judgment. For purposes of this Agreement, the term "attorneys' fees" or "attorneys' fees and costs" shall mean the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney.



                               47
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          21.12  This Agreement shall be binding upon and inure
to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of a party hereunder shall be transferred or assigned by a party without the prior written consent of the other party hereunder except that Purchaser may transfer this Agreement and its rights and obligations hereunder to any of The Macerich Company, a Maryland corporation ("Macerich"), The Macerich Partnership, L.P., a Delaware limited partnership ("Macerich OP") or to an entity controlled, controlled by, or under common control with any of Macerich, Macerich OP or the Purchaser without Seller's consent but on written notice given at least ten (10) days prior to the Closing.

          21.13 All Exhibits attached hereto are incorporated herein by this reference.

          21.14 Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of contributor and recipient with respect to the
Property to be conveyed as contemplated hereby.
          21.15(a) All information and material regarding this Agreement as well as all information obtained by Purchaser in connection with its investigation of the Property: (i) will be held in strict confidence, and (ii) will not be disclosed to any third party without the other party's prior written consent.
               (b) Until the Closing occurs, each party agrees not to make any public announcements of the terms of this Agreement without the consent of the other party.
               (c) Notwithstanding anything to the contrary in this Section 21.15: (i) either party may disclose the terms of this Agreement or any information obtained in connection with inspections of the Property to its respective affiliates, partners, investors, directors, officers, employees, agents, attorneys, consultants,
                               48
     -----------------------------------------------------------

     lenders, or as required by law on the condition that such persons maintain the confidentiality of this Agreement, and
     (ii) no such information shall be considered confidential if it is information (1) that is or becomes generally available to the public other than through a violation of this Section 21.15; (2) that was available to or in the possession of Purchaser or one of the Purchaser's representatives prior to its disclosure by Seller;
     (3) Purchaser or one of Purchaser's representatives received from a third party which, to the knowledge of Purchaser or such Purchaser representative, was not bound to Seller by a confidentiality agreement with respect to such information; or

     (4) is developed by Purchaser or one of Purchaser's representatives without reliance upon such information. Purchaser's obligations under this Section 21.15 shall terminate upon the Closing. For purposes of this Section, each party will be entitled to rely on the advice of its counsel as to whether a disclosure is required by law.

          21.16 Upon the Closing, all provisions of this Agreement shall terminate except for the following Sections of this Agreement which shall survive the Closing indefinitely or such earlier period of time as is expressly set forth herein: Sections 3, 7(d), (e), (g), (h), (j) and
     (k), 8, 9, 14, 15 (but only those provisions of Section 15 providing for (i) the assignment of awards, damages, proceeds and the like, (ii) the handling of claims, and
     (iii) any work a party is required to perform thereunder), 16, 17, 18, 20(b), 21, Exhibit R and Exhibit W.

          21.17  INTENTIONALLY OMITTED.
          21.18 (a) This Agreement is entered into by La Salle Advisors Limited, a Delaware limited partnership, as duly appointed agent of La Salle Street Fund Incorporated of Delaware and on the express condition that any obligation of La Salle Street Fund Incorporated of Delaware or La Salle Advisors Limited or any affiliate shall be enforceable only against, and payable only out of, the property of La Salle Street Fund Incorporated of Delaware,
                               49
     -----------------------------------------------------------

     and neither any Key Person nor any of the officers or employees of La Salle Street Fund Incorporated of Delaware or of La Salle Advisors Limited or of any affiliate shall be held to any personal liability whatsoever. Nothing contained in this Section 21.18(a), however, shall be deemed to affect or otherwise alter Guarantor's obligations under the Guaranty, which obligations shall remain absolute and unconditional as more fully set forth in such Guaranty.
               (b) This Agreement is entered into by Macerich Valley View Limited Partnership, a California limited partnership, on the express condition that any obligation of Macerich Valley View Limited Partnership or any affiliate shall be enforceable only against, and payable only out of, the property of Macerich Valley View Limited Partnership, and neither the partners of such entity or any of the officers or employees of such entity or its partners or any affiliate of such entity or its partners, or any officers or employees of any of the foregoing entities shall be held to any personal liability whatsoever.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.
                    PURCHASER:
                    MACERICH VALLEY VIEW LIMITED PARTNERSHIP, a California limited partnership

                    By:  Macerich Valley View GP Corp.,
                         a Delaware corporation,
                         General Partner

                         By: /s/Richard A. Bayer
                             -------------------
                         Its: General Counsel and Secretary




                               50
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                    SELLER:

                    LA SALLE STREET FUND INCORPORATED OF
                    DELAWARE, a Delaware corporation
                    by La Salle Advisors Limited, its authorized agent

                    By: /s/ Sanford M. Villesvik
                     -------------------------
                    Its: Vice President
                     -----------------------
































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ESCROW HOLDER:

          ESCROW HOLDER, by its execution below, hereby accepts
(as of the date first above written) the foregoing Agreement and agrees to act as Escrow Holder under this Agreement in strict accordance with its terms.


                    COMMONWEALTH LAND TITLE COMPANY OF TEXAS, a
                    Texas corporation
                    By: /s/ Beverly Griesse
                    --------------------
                    Its: Senior Vice President

                    ----------------------

















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